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                                                                     Exhibit 8.1

September 19, 1997

Barnett Auto Receivables Corp.
3800 Howard Hughes Parkway
Suite 1560
Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as counsel to Barnett Auto Receivables Corp., a Nevada corporation (the "Company"), in connection with issuance of $602,124,240 aggregate principal amount of Asset Backed Notes with respect to Barnett Auto Trust 1997-A. A registration statement on Form S-3 (No. 333-26675) (the "Registration Statement") has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act") relating to the proposed offering from time to time in one or more series (each, a "Series") by one or more trusts of asset backed notes and asset backed certificates. As set forth in the Prospectus dated September 15, 1999 and the Prospectus Supplement dated September 18, 1997, the Notes are to be issued under and pursuant to the terms of the Indenture to be dated as of September 1, 1997 (the "Indenture") between Barnett Auto Trust 1997-A (the "Trust") and U.S. Bank National Association, as indenture trustee.

As such counsel, we have examined copies of the Certificate of Incorporation and By-Laws of the Company, the Registration Statement, the Prospectus and the Prospectus Supplement included therein, the Sale and Servicing Agreement to be dated as September 1, 1997 among the Trust, Barnett Dealer Financial Services, Inc. and the Company, the Indenture, the Trust Agreement to be dated as September 1, 1997 between the Company and The Bank of New York and originals or copies of such other corporate minutes, records, agreements and other instruments of the Company, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America and the laws of the State of New

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Securities and Exchange Commission
September 19, 1997
Page 2

York.

Based upon and subject to the foregoing, we hereby confirm the opinions set forth in the Prospectus under the heading "Federal Income Tax
Considerations," to the extent they constitute matters of law or legal conclusions with respect thereto.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions "Federal Income Tax Considerations" and "Legal Opinions" in the Prospectus which forms a part of the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Very truly yours,

/s/ Stroock & Stroock & Lavan LLP
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STROOCK & STROOCK & LAVAN LLP